Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fuwei Films (Shandong) Co., Ltd:

We consent to the use of our report dated June 28, 2006, with respect to the balance sheets of Fuwei Films (Shandong) Co., Ltd as of December 31, 2003 and October 26, 2004, and the related statements of income, shareholders’ equity and cash flows for the periods from January 28, 2003 (date of incorporation) to December 31, 2003 and January 1, 2004 to October 26, 2004, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG

Hong Kong, China
November 24, 2006